Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated September 28, 2010, (except for Note 3, as to which the date is May 23, 2011) with respect to the consolidated financial statements and schedule included in the Annual Report of Baldwin Technology Company, Inc. on Form 10-K/A for the year ended June 30, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Baldwin Technology Company, Inc. on Forms S-8 (File No. 333-95743, effective January 31, 2000, File No. 333-121275, effective December 15, 20004, and File No. 333-157437, effective February 20, 2009).
/s/ Grant Thornton LLP
New York, New York
May 23, 2011